EXHIBIT E-9

NEUROGENESIS, Inc. et al

Vs

CHMIELEWSKI AND NATURAL DISTRIBUTORS INTERNATIONAL, Inc.

IN THE UNITED STATES DISTRICT COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

ALBERT H. BIESER, NEUROGENESIS INC. and NATURAL NEURO NUTRITION, INC. Plaintiffs V. THOMAS CHMIELEWSKI and NATURAL DISTRIBUTORS INTERNATIONAL, INC. Defendants	| | | | | | CASE NO. H-98-1287 | | JURY TRIAL DEMANDED | | | | |

FINAL JUDGMENT

     On September 10, 1998, the application of Albert H. Bieser ("Bieser") NeuroGenesis, Inc. ("NG1") and Natural Neuro Nutrition, Inc. ("3NI), plaintiffs, for default judgment against Thomas Chmielewski and Natural Distributors, Inc. was considered. Thc plaintiffs appeared in person and by their attorney of record and announced ready for trial. The defendants, although having been duly and legally cited to appear and answer and although duly informed and notified of the hearing scheduled for consideration of the application, failed to appear and answer the merits of the plaintiffs' claims in issue and wholly made default.

     Citation was served according to law and returned to the clerk where it remained on file for the time required by law. Notice of the application for default was served according to law. The defendants had actual knowledge of the complaint flied by plaintiffs, of the application for default and of the hearing on the application. The Court has read the pleadings and the papers on file, and is of the opinion that the allegations of plaintiffs' complaint have been admitted and that the liability of the defendants is established as a matter of law.

     On good and sufficient evidence presented the Court finds:

1.  Defendants, jointly and severally, are liable to plaintiffs in the amount of $6,403,224.59 for patent infringement, commercial misrepresentation and business defamation;

Final Judgment

2.  Defendant Chmielewski is liable to Bieser in the amount of $ $100,000.00 for libel and slander;

3. Defendant Chmielewski is liable to NGI in the amount of $101,697.92. for conversion.

4.  Defendant Natural Distributors, Inc. is liable to NGI in the amount of $10,,575.00 the breach of contract;

5.  Defendants, jointly and severally, have in the past infringed and are now infringing on Plaintiffs' patent rights by making, selling and using or causing to be made, used or sold products embodying the patents owned by Plaintiffs as set forth on Exhibit "A" attached hereto and incorporated herein for all purposes and will continue to do so unless enjoined by the Court. Such activities will cause irreparable injury to the Plaintiffs.

6.  Defendants, jointly and severally, have in the past made and are continue to make, communicate or publish or cause to be made, communicated or published, disparaging remarks concerning the validity or ownership of the Patents, the corporate ownership of the corporate plaintiffs,, the effectiveness of products utilizing the Patents or the business acumen or character of Albert Bieser and will continue to do so unless enjoined by the Court. Such activities will cause irreparable injury to the Plaintiffs.

7.  Defendants, jointly and severally, have in the past made and continue to make numerous misrepresentations concerning the nature, characteristics and qualities of the products marketed and sold by the Plaintiffs as set forth on Exhibit "B" attached hereto and incorporated herein. for all purposes and will continue to do so unless enjoined by the Court. Such activities cause irreparable injury to the Plaintiffs.

8.  Defendant Chmielewski issued and signed NGI stock certificate nos. 1807, 1816, and 1820-1824 without proper authorization.

IT IS, THEREFORE, ORDERED, ADJUDGED, AND DECREED' that Plaintiffs Albert Bieser, NeuroGenesis, Inc. and Natural Neuro Nutrition, Inc. have and recover of and from defendants, as follows:

1.  Damages against Natural Distributors, Inc. and Thomas Chinielewski, jointly and severally, in favor of plaintiffs NGI and 3N1 arising from patent infringement, commercial misrepresentation and business defamation in the sum of $6,403,224.59 plus prejudgment interest at 10%.

Final Judgment

2.  Damages against Thomas Chmielewski in favor of Albert Bieser libel and slander in the amount of $100,000.00.

3.  Damages against Thomas Chmielewski for conversion in the amount of $116,657.92

4.  Damages Natural Distributors Inc. in favor of by plaintiff NGI arising from breach of contract in the sum of $101,575.00

5.  Declaratory judgment that the stock of NeuroGenesis, Inc. which was issued and/or signed by Defendant Chmielewski represented by certificate nos. 1807, 1816, and 1820-1824 was issued and signed without proper corporate authorization and is therefor invalid;

6.  Defendants Thomas Chmielewski and Natural Distributors, Inc., their officers, agents, servants, employees, attorneys and those persons in active concert or participation on with them who receive actual notice of the Final Judgment by service or otherwise, are hereby RESTRAINED AND ENJOINED, from and after the date hereof until the date that the United States Letters Patent No.4,761,429 (August 2, 1988) and "Treatment of Cocaine Addiction", U.S. Patent No. 5,189,064 (February 23, 1993) (the "Patents") are terminated or may be canceled by the United States Patent and Trademark Office for failure to. pay a maintenance fee, from directly or indirectly infringing upon any claims of the Patents by making using, or selling or causing to be made, used or sold the adjudged infringing materials as set forth on Exhibit "A" attached hereto and incorporated herein for all purposes and any colorable differences or imitations thereof.

6.  Defendants Thomas Chmielewski and Natural Distributors, Inc, their officers, agents, servants, employees, attorneys and those persons in active concert or participation with them who receive actual notice of the Final Judgment by service or otherwise, are hereby RESTRAINED AND ENJOINED, from and after the date hereof, from making, communicating or publishing or causing to be made, communicated or published, disparaging remarks concerning the validity or ownership of the Patents, the corporate ownership of the corporate plaintiffs, the effectiveness of products utilizing the Patents or the business acumen or character of Albert Bieser.

7.  Defendants Thomas Chmielewski and Natural Distributors, Inc., their officers, agents, servants, employees, attorneys and those persons in active concert or participation with them who receive actual notice of the Final Judgment by service or otherwise, are hereby RESTRAINED AND ENJOINED, from and after the date hereof from directly or indirectly utilizing the testimonials, advertising and Trade Dress owned by NGI and/or 3NI associated with sales of the products as set forth on Exhibit "B" attached hereto and incorporated herein for all purposes and any colorable differences or imitations thereof.

8.  Judgment for exemplary damages against the Defendants, jointly and several1y in an amount

Final Judgment
Page3

of $500,000.00 Dollars ($500,000.00);
10.  Judgment for postjudgment interest on the above at tile rate of 5.271 percent (5.271%) per annum from the dale of this judgment until paid.
11.  Judgment against all defendants, jointly and severally, for court costs.
12.  Judgment against all defendants, jointly and severally for reasonable and necessary attorney's fees in the amount of $ 45,000.00
13.  Any relief not granted herein is denied.

Dated: at 10:00 AM.

Signed: David Hittner
United States District Judge

Final Judgment